EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

We operate our business through five wholly-owned subsidiaries, Torchlight Energy, Inc., a Nevada corporation, or TEI, Torchlight Energy Operating, LLC, a Texas limited liability company, Hudspeth Oil Corporation, a Texas corporation, or Hudspeth, Torchlight Hazel, LLC, a Texas limited liability company, and Warwink Properties, LLC, a Texas limited liability company, or Warwink Properties.